FOR IMMEDIATE RELEASE	For more information:
May 22, 2006	Contact: Tucker Hewes Hewes Communications (212) 207-9451

DIVIDEND CAPITAL TRUST ANNOUNCES FIRST QUARTER 2006 FINANCIAL AND OPERATING RESULTS

DENVER, CO — May 22, 2006 — Dividend Capital Trust Inc. (DCT) has announced financial and operating results for the three month period ended March 31, 2006. On May 10, 2006, the company filed its Form 10-Q for the first quarter of 2006 with the U.S. Securities and Exchange Commission.

DCT reported Funds from Operations (FFO) for the three months ended March 31, 2006 of $21.7 million, or $0.15 per fully diluted share. These results compare to $9.8 million, or $0.13 per fully diluted share, for the same three month period last year. DCT reports FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts (NAREIT) as a supplemental earnings measure, considered to be a meaningful performance measurement in the Real Estate Investment Trust industry.

The first quarter 2006 net income on a GAAP basis was $2.0 million, or $0.01 per fully diluted share, compared to net loss on a GAAP basis of $2.6 million or $0.03 per fully diluted share, for the same period last year.

Investment Activity

During the first quarter of 2006, DCT acquired 3.4 million square feet of distribution space. As of March 31, 2006, DCT owned, managed or had under development 280 properties totaling more than 44.8 million square feet in 23 markets, leased to more than 600 corporate customers.

Since the end of the first quarter 2006, DCT has acquired an additional 20 properties totaling 5.2 million square feet in 6 markets and has an additional $551.2 million of industrial properties under contract. In addition, in April 2006 DCT entered into a joint venture to develop two industrial properties totaling 909,000 square feet located in the Los Angeles market.

Operating Results

At the end of the first quarter 2006, DCT’s portfolio of operating properties was 92.2% occupied, which is down from 93.8% at the end of the first quarter 2005. This decrease is primarily attributable to the acquisition in July 2005 of the Cabot portfolio of 104 properties which was 82.0% occupied upon acquisition and, as of March 31, 2006, was 89.9% occupied.

For the three months ended March 31, 2006, results for DCT’s real estate portfolio compared to the same period in 2005 were as follows:

•	Same store net operating income (NOI) growth (exclusive of straight line rents and the amortization of above/below market rents): 2.4%

•	Same store rental revenue growth (exclusive of straight line rents and the amortization of above/below market rents): 0.7%

Institutional Fund Management

During the first quarter 2006, we closed on our first institutional fund and entered into a joint venture with an affiliate of Boubyan Bank of Kuwait. The fund owns and operates six industrial properties located in the United States aggregating 2.6 million rentable square feet. DCT acts as the manager for the Fund and earns certain fees including asset management fees and leasing commissions, as well as other fees related to the properties DCT manages.

“We continue to make strong progress in executing on our business strategy and building a leading industrial real estate operating company” said Tom Wattles, chairman of DCT.

Conference Call

DCT will be hosting a public conference call on May 24, 2006 to review first quarter 2006 financial and operating results. Tom Wattles, chairman, and Evan Zucker, president and chief executive officer, will present DCT’s quarterly performance and provide management commentary. The conference call will take place at 4:15 p.m. EST and can be accessed by dialing 877.313.6462 and referencing “Dividend Capital.”

	For the Three Months Ended March 31,
Reconciliation of Same Store Rental Revenue to GAAP Rental Revenue (in thousands)	2006	2005
	(unaudited)
Same store rental revenue	$17,882	$17,756
Add other acquisitions and dispositions	26,880	1,488
Add straight line rents	2,349	801
Less above and below market rents, net	(431)	(443)

Total GAAP Rental Revenue	$46,680	$19,602

Reconciliation of Same Store NOI to GAAP Net Income (in thousands)
Net Operating Income(1)
Same store	$13,392	$13,075
Other acquisitions and dispositions	20,307	1,350

Total Net Operating Income	33,699	14,425

Other Income
Institutional capital management fees	52	—
Gain (loss) on the early termination of lease, net	120	—
Gain on disposition of real estate interests	3,988	—
Straight-line rents	2,349	801
Above and below market rents, net	(431)	(443)
Interest income	2,462	610

Total Other Income	8,540	968

Other Expenses
General and administrative	730	728
Asset management fees, related party	3,518	1,179
Equity in losses of unconsolidated joint ventures, net	53	—
Interest expense, including amortization	11,681	3,718
Depreciation and amortization	24,492	12,350

Total Other Expenses	40,474	17,975

Minority Interest	(190)	—

Net Income (Loss)	$1,955	$(2,582)

Reconciliation of Net Income to FFO (in thousands)(2)
Net Income (Loss)	$1,955	$(2,582)
Depreciation and amortization	24,492	12,350
Equity in losses of unconsolidated joint ventures	53	—
Equity in FFO of unconsolidated joint ventures	57	—
Minority interests’ share in net income	(190)	—
FFO attributable to minority interest (3)	(675)	—
Gain from disposition of real estate	(3,988)	—

Funds From Operations	$21,704	$9,768

Reconciliation of Net Income Per Diluted Share to FFO Per Diluted Share
Net Income (Loss)	$0.01	$(0.03)
Depreciation and amortization	0.17	0.17
Equity in losses of unconsolidated joint ventures	—	—
Equity in FFO of unconsolidated joint ventures	—	—
Minority interests’ share in net income	—	—
FFO attributable to minority interest	—	—
Gain from disposition of real estate	(0.03)	—

Funds From Operations	$0.15	$0.13

Diluted Weighted Average Shares	147,315	74,441

(1)	Net operating income (NOI) is defined as property level revenues and expenses, including reimbursements for operating expenses, exclusive of items such as straight-line rent adjustments, amortization of above and below market rent, depreciation and amortization, general and administrative expense and interest expense. DCT considers NOI to be an appropriate supplemental performance measure because NOI reflects the operating performance of its properties and excludes certain items that are not considered to be controllable in connection with the management of the property such as depreciation, interest expense, interest income and general and administrative expenses.

(2)	DCT believes that FFO is a meaningful supplemental measure of our operating performance because historical cost accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time, as reflected through depreciation and amortization expenses. FFO excludes historical cost depreciation and amortization, among other items, from net income, as defined by GAAP. DCT considers FFO to be a useful measure for reviewing its comparative operating and financial performance because, by excluding gains or losses related to sales of previously depreciated operating real estate assets and real estate depreciation and amortization, FFO can help the investing public compare the operating performance of a company’s real estate between periods or as compared to other companies.

(3)	To calculate diluted FFO, the minority interest in FFO attributed to third party unitholders of DCT’s operating partnership is included, since such interests are considered to have been converted into shares of common stock.

Dividend Capital Trust, a Denver-based Real Estate Investment Trust (REIT), invests primarily in high-quality, generic distribution warehouses and light industrial properties leased to creditworthy corporate customers. For more information please visit www.dividendcapitaltrust.com.

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